Exhibit 2.1.4

ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

VOLUME ONE THOUSAND TWO HUNDRED SEVENTY-EIGHT.

INSTRUMENT SIXTY-ONE THOUSAND SIX HUNDRED EIGHTY-TWO.

In Mexico City, Federal District, on November twenty-seventh of two thousand fourteen, I the undersigned attorney ERICK SALVADOR PULLIAM ABURTO, Notary Public Number Ninety-Six of this city, hereby record the AMENDMENT TO AND AUTHENTICATED COPY OF IRREVOCABLE TRUST AGREEMENT NUMBER 111033-9 (ONE HUNDRED ELEVEN THOUSAND THIRTY-THREE DASH NINE) CONSTITUTED ON SEPTEMBER 6 (SIXTH), 1999 (NINETEEN NINETY-NINE) AT THE BANCO NACIONAL DE MÉXICO, LIMITED COMPANY, A MEMBER OF THE BANAMEX FINANCIAL GROUP, FIDUCIARY DIVISION, which grants to “BANCO NACIONAL DE MÉXICO,” LIMITED COMPANY, A MEMBER OF THE BANAMEX FINANCIAL GROUP, FIDUCIARY DIVISION, represented in this act by Attorneys ELVA NELLY WING TREVIÑO and EDUARDO CHÁVEZ HUITRÓN in their capacity as legal representatives of the latter, which shall hereinafter be referred to as “THE TRUSTEE”; and on the other hand by the Commercial Company known as “CEMEX,” VARIABLE CAPITAL STOCK CORPORATION, represented in this act by Attorney RENE DELGADILLO GALVÁN, in his capacity as legal representative of the latter, which shall hereinafter be referred to as “CEMEX,” in addition to the intervention of the COMISIÓN NACIONAL BANCARIA Y DE VALORES [National Banking and Securities Commission], represented by Attorney EDUARDO FLORES HERRERA, Vice President of Stock Exchange Oversight; under the terms set forth in the following representations and clauses:

LEGAL OATH

The appearing parties declare under penalty of perjury, and having been warned of the penalties incurred by those who perjure themselves before notaries public, under the terms set forth in articles three hundred eleven of the Criminal Code and one hundred sixty-five of the Ley del Notariado [Notarial Law], both of the Federal District, make the following:

REPRESENTATIONS

“THE TRUSTEE” DECLARES AS FOLLOWS.

ONE. TRUST AGREEMENT. On September sixth of nineteen ninety-nine, Trust

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Agreement number “111033-9” (one hundred eleven thousand thirty-three dash nine) was entered into between “CEMEX” as Trustor and “THE TRUSTEE” as Trustee, in order to effect the issue of the Non-Repayable Ordinary Participation Certificates referred to as “CEMEX.CPO.”

TWO. FIRST AMENDING AGREEMENT. On November twenty-first of two thousand two, the First Amending Agreement to the Trust Agreement was entered into, by virtue of which clauses Four, Five and Eleven of the aforementioned trust were amended. A copy of the aforementioned agreement is attached to the appendices to the present instrument marked with the letter “A”.

THREE. SECOND AMENDING AGREEMENT. On January eighth of two thousand seven, the Second Modifying Agreement to the Trust Agreement was formalized by virtue of which clauses Two, Five, Six, Seven, Fourteen and Fifteen of the aforementioned trust were amended. A copy of the aforementioned agreement is attached to the appendices to the present instrument marked with the letter “B”.

FOUR. THIRD AMENDING AGREEMENT. Via public instrument number sixty-one thousand one hundred ninety-seven dated September twenty-third of two thousand fourteen, granted before the undersigned Notary, Notary Public Number Ninety-Six of the Federal District, recordation was made of the Third Modifying Agreement to the Trust Agreement, by virtue of which clause Nineteen of the aforementioned trust was amended. A copy of the aforementioned agreement is attached to the appendices to the present instrument marked with the letter “C”.

FIVE. GENERAL MEETING OF HOLDERS OF NON-REPAYABLE ORDINARY PARTICIPATION CERTIFICATES REFERRED TO AS “CEMEX.CPO.” Via public instrument number ten thousand three hundred forty-seven dated October twenty-eighth of two thousand fourteen, granted before Attorney Ignacio Gerardo Martínez González, Notary Public Number Seventy-Five practicing in the Municipality of San Pedro Garza García, State of Nuevo León, pending entry in the Public Registry of Commerce of Monterrey, Nuevo León, the minutes of the General Meeting of Holders of Non-Repayable Ordinary Participation Certificates of CEMEX, VARIABLE CAPITAL STOCK CORPORATION, formalized on October twenty-seventh, two thousand fourteen, were recorded, which among other points approved an amendment to clause Twelve appointing the Chairman of the Technical Committee and generating an authenticated copy of the clauses currently in effect in a single instrument of the Trust Agreement. A copy of the aforementioned document is attached to the appendices to the present instrument marked with the letter “D”.

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

SIX. MINUTES OF THE TECHNICAL COMMITTEE. The Technical Committee of Trust “111033-9” (one hundred eleven thousand thirty-three hyphen nine), in closed session held on October twenty-seventh of two thousand fourteen, instructed “THE TRUSTEE” to proceed to execute those legal acts that are necessary, appropriate or relevant in order to amend clause Twelve of the Trust Agreement in order that the latter may be drafted in the terms set forth in the proposal submitted to the General Meeting of Holders, without the remaining clauses of the aforementioned agreement suffering any amendment whatsoever, appointing Engineer Rogelio Zambrano Lozano as Chairman of the Technical Committee of the Trust Agreement and generating an authenticated copy of the clauses currently in effect in a single instrument of the Trust Agreement, subject to the condition of obtaining a favorable corresponding resolution from the National Banking and Securities Commission. A copy of the aforementioned act is attached to the appendices to the present instrument marked with the letter “E”.

SEVEN. COMMUNICATION WITH THE NATIONAL BANKING AND SECURITIES COMMISSION. “THE TRUSTEE” and “CEMEX” sent a document to the National Banking and Securities Commission requesting approval for the present amendment to Trust Agreement “111033-9” (one hundred eleven thousand thirty-three dash nine) under the terms indicated above, which is added to the appendices to this document marked with the letter “F”.

EIGHT. LETTER OF APPROVAL FROM THE NATIONAL BANKING AND SECURITIES COMMISSION. Based on the request described in the preceding point, a letter of approval of the amendment requested by “THE TRUSTEE” and “CEMEX” was obtained from the National Banking and Securities Commission. A copy of the aforementioned document is attached to the appendices to the present instrument marked with the letter “G”.

THE PARTIES HEREBY REPRESENT THAT:

It is their will to carry out the present amendment in accordance with the content of the following:

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CLAUSES

ONE. AMENDMENT TO CLAUSE TWELVE OF THE TRUST AGREEMENT. “THE TRUSTEE” and “CEMEX”, in compliance with the approval issued by the General Meeting of Holders of Non-Repayable Ordinary Participation Certificates of CEMEX, VARIABLE CAPITAL STOCK CORPORATION and the instructions of the Technical Committee, which documents are described in recitals FIVE and SIX of the present instrument, hereby modify clause Twelve of Trust Agreement number “111033-9” (one hundred eleven thousand thirty-three dash nine) so that it reads as follows:

“TWELVE. TECHNICAL COMMITTEE.

Based on the provisions set forth in the final paragraph of Article 80 of the Ley de Instituciones de Crédito [(General) Law of Credit Institutions], a Technical Committee of the present Trust is created by virtue of this act which shall be constituted by a minimum of three titular members, with it being possible to appoint Substitute members who may replace any of the Titular members. The Chairman of the Committee, who shall enjoy the casting vote in the event of a tie, will be Eng. Rogelio Zambrano Lozano, who may appoint, substitute or replace the other Members of the same, whether Titular or Substitute members, as applicable. The position of member of the Technical Committee is honorific and enjoys no compensatory rights whatsoever.

Eng. Rogelio Zambrano Lozano, in his capacity as Chairman of the Technical Committee, shall inform “THE TRUSTEE” of any appointment, removal or substitution as applicable that is made to the Membership of the Committee, which shall take effect from receipt of said communication by “THE TRUSTEE.”

The Technical Committee shall meet with the frequency necessary to carry out its functions, and at any time requested by “THE TRUSTEE”. The meetings of the Technical Committee shall be deemed to be validly held with the attendance of at least three of its Members. “THE TRUSTEE” and the Representative of the Holders of the “CPOs” may attend the meetings of the Committee with a voice but no vote.

The resolutions of the Technical Committee should be taken by votes in favor by the majority of those members present at the session in question, with the understanding that the Chairman and a minimum of two of the other Members, whether Titular or Substitute, must also be present. Minutes shall be taken of each session containing the agreements adopted therein, which document must be signed by the attendees.

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

Any of the members of the Technical Committee shall be empowered to send a copy of the minutes of the meeting of the Technical Committee to “THE TRUSTEE”, and once received by “THE TRUSTEE” the latter shall act pursuant to the provisions set forth in the latter, being free of all liability as set forth in Article 80 of the General Law of Credit Institutions.

In the event of the resignation, death, disability, absence or any other similar cause resulting in the definitive absence of the Chairman of the Technical Committee, under the terms set forth in article 143 of the Ley General de Sociedades Mercantiles [General Law of Commercial Companies], his or her position shall be taken by the “CEMEX” director following him or her in order of appointment to the Board of Directors approved by the Ordinary Shareholder Meeting of “CEMEX” immediately before the act or event, it being necessary for “CEMEX” to communicate the substitution in writing to “THE TRUSTEE” in order that the latter may record the name and signature of the new Chairman of the Technical Committee.

TWO. AUTHENTICATED COPY OF THE CLAUSES OF THE TRUST CONTRACT CURRENTLY IN EFFECT. “THE TRUSTEE” and “CEMEX” in compliance with the approval issued by the General Meeting of Holders of Non-Repayable Ordinary Participation Certificates of CEMEX, VARIABLE CAPITAL STOCK CORPORATION and the instructions of the Technical Committee, which documents are described in recitals FIVE and SIX of the present instrument, hereby reiterates in this instrument the clauses amended since it was formalized and those that remain as originally drafted, and hereby formalizes the authenticated copy of the full text that remains in effect of Trust Agreement number “111033-9” (one hundred eleven thousand thirty-three dash nine), the basis of the issue of the Non-Repayable Ordinary Participation Certificates referred to as “CEMEX.CPO,” as they are a drafted in their current terms as follows;

“ONE: CONSTITUTION. “CEMEX” contributes to the present trust, which is constituted with “THE TRUSTEE”, the amount of $1,000.00 (one thousand pesos 00/100 National Currency) to be allocated for the purposes set forth below, it being possible to increase the assets in trust in accordance with the provisions set forth in the present agreement.

For its part, “THE TRUSTEE” in this act expresses its acceptance of its responsibility and undertakes to faithfully comply with the same, to which effects it receives the aforementioned amount to its entire satisfaction.

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TWO: PARTIES. The parties to the present Trust are the following:

TRUSTOR: CEMEX, VARIABLE CAPITAL STOCK CORPORATION.

ADHERENT TRUSTORS: Natural or artificial persons, whether Mexican or foreign, that adhere to the present Trust via the irrevocable designation and presentation of “SHARES” which shall form part of the assets of the present [trust].

TRUSTEE: BANCO NACIONAL DE MÉXICO, S.A., MEMBER OF THE BANAMEX FINANCIAL GROUP, FIDUCIARY DIVISION.

BENEFICIARIES: (i) These shall be those natural or artificial persons, whether Mexican or foreign, that acquire, receive and are holders of “CPOs” and (ii) Those that adhere to these presents via the contribution of “SHARES” for the purpose of obtaining these in exchange for the aforementioned “CPOs.”

THREE: TRUST ASSETS. The assets held in trust shall consist of (i) the amount referred to in clause one of the present trust (ii) as well as the “SHARES” designated in accordance with the following:

a. By those “SHARES” of any Series or Class received by “THE TRUSTEE” as a result of increases in capital by capitalization: (i) of premiums on Shares, (ii) of profits withheld, or (iii) on reserves or updated Shareholders’ Equity accounts, as agreed by the General Shareholder Meeting of “CEMEX” in its capacity as owner of the “SHARES” constituting the assets held in trust at that moment.

b. By those “SHARES” of any Series or Class issued by “CEMEX” for the purpose of increasing its Company Stock and which “THE TRUSTEE” as owner of those “SHARES” held in trust that are subscribed and paid-in in proportion with the funds previously submitted to it by the Holders of the “CPOs”.

c. By the “SHARES” of any Series of Class received by “THE TRUSTEE” in its capacity as owner of the “SHARES” that are held in trust, for the purpose of any restructurings or subdivisions that “CEMEX” may agree to in connection with the “SHARES,” as well as by those shares attributable to “THE TRUSTEE” in connection with any mergers or splits in which “CEMEX” is a participant;

d. By additional contributions of “SHARES” made by “CEMEX” or the “ADHERENT TRUSTORS” for the purposes and under the terms and conditions set forth in the present Trust.

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

FOUR: RIGHTS AND OBLIGATIONS. a. HOLDERS OF THE CPOs: Those moral or artificial persons, bodies, trusts or entities, whether Mexican or foreign, that acquire the “CPOs” issued on the basis of the present “TRUST”, together with those moral or artificial persons, bodies, trusts or entities, whether Mexican or foreign, that adhere via contribution of “SHARES”.

Those persons indicated in the preceding paragraph by the sole fact of having acquired and holding the “CPOs”, as well as those, where applicable, that have simply contributed “SHARES”, shall be subject to the terms, conditions and stipulations contained both in this agreement and any corresponding amendments made to it as well as to the corresponding Act of Issuance and the deed or deeds covering the “CPOs”, as well as the provisions set forth in Articles 7 (seven) and 10 (ten) of the Company Bylaws of “CEMEX”, in connection with the restrictions on transferring “CPOs” or on acquiring significant parts of the company stock of “CEMEX”.

b. CEMEX AND ADHERENT TRUSTORS: With respect to “CEMEX”, it shall have the sole and exclusive right to receive from “THE TRUSTEE” the funds arising therefrom, when applicable, from those publicly offered placements made via the issue of “CPOs”, following contribution of “SHARES” issued for that purpose or, if applicable, repurchased under the terms set forth in applicable legislation, as well as having the right to receive the proceeds of the placement of any “CPOs” that “THE TRUSTEE” may have reacquired with resources contributed by “CEMEX” or which the latter may have directly reacquired; and with respect to the “ADHERENT TRUSTORS”, that they may designate “SHARES” so that these may be placed before the investing public, thereby having the right to receive from “THE TRUSTEE” the amount received from placements made by issuing “CPOs”.

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c. The “THE TRUSTORS” who adhere to this document in order to obtain “CPOs” with respect to “SHARES” that they contribute to the Trust, as will the persons, organizations or entities who acquire “CPOs” will have, subject to this agreement, the economic and voting rights of the “SHARES” which make up the proportional share of the trust assets corresponding to the “CPOs” held by them. In addition, the Holders of the “CPOs” will have the right to receive the net proceeds resulting from the sale of the “SHARES” that form part of the proportional share of the Trust Assets corresponding to each “CPO” or such “SHARES” or participation certificates issued by the “MASTER TRUST” strictly complying, however, with the terms and conditions agreed to in this Agreement.

FIFTH: PURPOSES OF THE TRUST. – The purposes of the Trust are:

a. That “THE TRUSTEE” acquires and retains trust ownership of the “SHARES” making up the assets of this Trust.

b. That “THE TRUSTEE:”

b.1 Subscribes the “SHARES” that “CEMEX” issues or re-purchases so that their placement is in accordance with applicable law, through their transfer to this “CPOs” trust and, as the case may be, deliver to “CEMEX” the value of the same with the proceeds of the placement; in addition, that “THE TRUSTEE”, with funds provided by “CEMEX”, re-acquires “CPOs” in order to later place them in accordance with applicable legislation.

b.2 Acquires trust ownership of those “SHARES” that the “ADHERING TRUSTORS” contribute; and

b.3 Acquires trust ownership of those “SHARES” resulting from (i) increases in capital from the capitalization of reserves or profits, restructuring of “SHARES” or (ii) as the case may be, from the shares resulting from mergers or spin-offs in which CEMEX takes part, and (iii) in addition, subscribes for and pays for, subject to previous payment of the necessary funds by the BENEFICIARIES, “SHARES” resulting from increases in capital by additional contributions or re-investment of distributed profits.

c. That, in accordance with this Agreement, “THE TRUSTEE” issues “CPOs” intended for acquisition by individuals or companies, Mexican or foreign, with the understanding that “THE TRUSTEE” may only issue one “CPO” for each three common ordinary Shares in the

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

Capital of CEMEX, Sociedad Anónima Bursátil de Capital Variable, two of which shall be Series “A” and one Series “B”, which are held in accordance with this agreement and that form part of the assets of the “TRUST”, for which reason the proportional portion of the Trust Assets corresponding to each “CPO” will consist of two Series “A” Shares and one Series “B” Share in the Common Ordinary Capital of “CEMEX”, with the understanding that such proportional part may be modified as a result of capitalizations, re-investment of distributed profits, subdivisions or restructuring of the “SHARES” or by mergers or spin-offs in which “CEMEX” takes part.

d. That “THE TRUSTEE” transmits, through S.D. Indeval, S.A. de C.V., the “CPOs” that it issues with respect to the “SHARES”, to national or foreign investors having a right to such “CPOs” and similarly to those national or foreign investors who have contributed “SHARES” owned by them to the “TRUST”.

e. That “THE TRUSTEE”, through S.D. Indeval, S.A. de C.V., keeps the “SHARES” on deposit, being able to do so in another or other security deposit institutions, as provided by applicable legislation.

f. That “THE TRUSTEE” exercises the economic and corporate rights corresponding to the “SHARES”, upon the understanding that it will exercise the right to vote through the respective legal representatives, as set out below:

f.1 “BENEFICIARIES” of Mexican Nationality will have the right to attend “CEMEX” Shareholder Meetings, personally or by legal representatives, in order to represent and exercise the right to vote inherent in the “SHARES” making up the proportional share of the Assets of the “TRUST” corresponding to the “CPOs” held by them, it being sufficient for doing so, instructions directed to “THE TRUSTEE” a minimum of 72 (seventy-two) hours prior to the date and time of the Shareholder Meeting of “CEMEX”, together with the referred to instructions, they shall adequately and in a legally unquestionable manner prove, to the satisfaction of “THE TRUSTEE”, their current holdings of the “CPOs”, as well as the nationality of the holder and effective beneficiary of the “CPOs”, on the terms and conditions of this agreement; for its part and if legally appropriate, “THE TRUSTEE” will issue to the corresponding “BENEFICIARY” or its respective legal representative, a certificate which shows the number of “SHARES” with a right to vote that it legally has in the Shareholder Meeting, granting to it the corresponding Proxy.

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f.2 The “BENEFICIARIES” may exercise the right to vote from the “SHARES” forming part of the Assets of the “TRUST,” subject to the terms and conditions of the following paragraphs:

f.2 (i) The “BENEFICIARIES” of Mexican Nationality will exercise the right to vote based on the representative capacity granted to them by “THE TRUSTEE” in accordance with the foregoing Point f.1.

For purposes of this Agreement, “BENEFICIARIES” of Mexican Nationality will be understood as: (i) individuals of Mexican nationality and (ii) companies whose Bylaws contain the Exclusion of Foreigners Clause, this being understood to mean an express agreement which establishes that neither directly nor indirectly may foreign investors or companies with a clause allowing foreigners be admitted as members or shareholders.

f.2 (ii) The “BENEFICIARIES” of Foreign Nationality and “BENEFICIARIES” which are companies of Mexican Nationality which directly or indirectly allow foreign individuals, companies, entities, trusts, funds, Governments or any other type of entity, whether or not having its own separate legal status, of foreign nationality or with a clause Admitting Foreigners, may attend a “CEMEX” Shareholder Meeting as set out in this paragraph (f.1) [sic], only for purposes of representing and exercising the right to vote inherent in Series “B” “SHARES” (or those that freely circulate), which, in accordance with the proportional portion of the Assets of the “TRUST”, correspond to their holdings of “CPOs”, which shall be proven in a legally unquestionable manner, together with their nationality, at the time they send to “THE TRUSTEE” their instructions with the advance notice indicated in this Agreement.

f.2 (iii) The instructions of the “BENEFICIARIES” to which this Paragraph (f.1)[sic] refers shall be in writing, shall always set out the complete name, nationality (which shall be proven in a legally unquestionable manner with a public document that is evidence of what they say), proof of their status as legitimate holders of “CPOs”, the number of these recognized as their property, and if they wish the “TRUSTEE” to represent the “SHARES” corresponding to their “CPOs”, the way in which their vote is to be cast with respect to each of the points to be dealt with at the Shareholder Meeting of “CEMEX” in accordance with the agenda contained in the respective call for the call for the meeting and any other information and/or documentation

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

necessary or appropriate requested by “THE TRUSTEE” for their identification and/or to prove their legal status. For purposes of the Bylaws of “CEMEX” with respect to the acquisition, holding, ownership or transfer of “SHARES”, “BENEFICIARIES”, upon acquiring “CPOs” by any means, shall do so in such manner that for the “SHARES” making up the proportional part relative to the “CPOs” that they have acquired, such bylaw provisions are complied with, in addition to those of this agreement, for which reason all acquisitions of “CPOs” will be considered as if the “SHARES” making up the proportional part of the “TRUST ASSETS” corresponding to such “CPOs” had been acquired and transferred, and if the Bylaws of “CEMEX” or the provisions of this agreement are not complied with, the respective “BENEFICIARIES” will not have legal status to instruct “THE TRUSTEE” concerning the voting or representation and voting of the “SHARES” making up the proportional part of the Assets of the “TRUST” corresponding to the holding of the “CPOs”. “BENEFICIARIES” may freely make use of letters, telefaxes or any other electronic, computer or telecommunications media to send their instructions, always complying with the terms and conditions of this agreement.

f.2 (iv) “THE TRUSTEE” will vote from the Series “A” “SHARES” (and those that only people of Mexican Nationality may hold) that form the assets of the “TRUST” that correspond proportionally to the “CPOs” that are controlled by foreign “BENEFICIARIES” in the same manner as stated by the Shareholders who represent the majority of the Capital with a right to vote.

f.2 (v) “THE TRUSTEE” will attend Shareholder Meetings of “CEMEX” representing the “SHARES” and will vote with respect to the “SHARES” of any Series or class forming part of the Assets of the “TRUST” and concerning those for which it has not received instructions from the “BENEFICIARIES” on the terms and conditions that it considers appropriate, with the exception contemplated in the previous paragraph.

f. 3 “BENEFICIARIES” and “THE TRUSTEE” shall comply with Articles 7 (seven) and 10 (ten) of the “CEMEX” Bylaws with respect to the “SHARES” that they seek to represent at Shareholder Meetings of “CEMEX” concerning restrictions on transferring “CPOs” or acquiring significant portions of the capital of “CEMEX”.

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g. That “THE TRUSTEE,” through S.D. Indeval, S.A. de C.V., subscribes for increases in capital adopted by “CEMEX” as set out in the following Eighth Clause, provided that it receives sufficient funds, in time, from the Holders who wish to increase their “CPOs” with the subscription by “THE TRUSTEE”.

h. That “THE TRUSTEE,” through S.D. Indeval, S.A. de C.V., collects dividends in cash declared by “CEMEX” and distributes them among the Holders of the “CPOs” in the portion which corresponds to them, in accordance with their holdings. With respect to “SHARES” issued as a result of increases in capital for the capitalization of reserves or profits, for those issued resulting from a restructuring of the capital of “CEMEX”, and those stemming from a re-investment of profits or of those shares which are delivered because of mergers or spin-offs in which that company takes part, “THE TRUSTEE” will receive and as the case may be, subscribe for such “SHARES”, adding them to the assets of the “TRUST” which will form part of the proportional share corresponding to each “CPO”.

i. That “THE TRUSTEE” proceeds, in accordance with the following Ninth Clause, to withdraw from the circulation of the corresponding “CPOs” if “CEMEX” amortizes the “SHARES” or reduces its Capital by means of the respective reimbursement.

j. That upon termination of this Agreement, as provided in Clause Eleven, “THE TRUSTEE” will proceed:

j.1 In the case of “BENEFICIARIES” of Mexican nationality, as defined in Paragraph f.2 of this Clause, to withdraw from circulation and cancel the “CPOs”, transferring to such “BENEFICIARIES” the corresponding proportional part of the assets of the “TRUST” in proportion to their holdings.

j.2 In the case of “BENEFICIARIES” of foreign nationality, as well as “BENEFICIARIES” which are companies of Mexican nationality in whose capital, directly or indirectly, Governments, persons or entities with or without separate legal status, of foreign nationality may participate, to withdraw from circulation and cancel the “CPOs”, (i) transferring to such “BENEFICIARIES” only Series “B” Shares (or those that may freely circulate) forming part of the assets of the “TRUST” and corresponding to them in proportion to their holdings of “CPOs” and (ii) with respect to Series “A” Shares (or those that may only be held by Mexicans) forming part of the assets of the “TRUST” and that correspond to them in

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

proportion to their holdings of “CPOs”, to place in trust such “SHARES” in Trust No. 771-7 called “Fideicomiso Maestro de Inversión Neutra” [Neutral Investment Master Trust], entered into with the participation of Nacional Financiera, S.N.C. as Trustee, on November 24, 1989 (hereinafter referred to in this Agreement for identification purposes as the “MASTER TRUST”), in accordance with the authorizations granted at the time by the competent authorities, and proceed to exchange for Ordinary Participation Certificates issued under that Trust to the respective “BENEFICIARIES,” through S.D. Indeval, S.A. de C.V., in accordance with the Eleventh Clause.

j.3 Paragraphs j.1 and j.2 will not be applicable in those cases in which the transfer involves a Transaction or Encumbrance, as defined in Article 7 (seven) of the “CEMEX” Bylaws, with respect to the “CPOs” or “SHARES” that represent 2% (two percent) or more of the Capital of “CEMEX” or that in the case of a Transaction or Encumbrance that results or may result in a share equal to or greater than 30% (thirty percent) of the Capital of “CEMEX”, in which case and for these purposes, “THE TRUSTEE” will be subject to the provisions of Articles 7 (seven) and 10 (ten) of the “CEMEX” Bylaws with respect to the restrictions on transfer of “CPOs”; to obtain ownership, possession or to hold “SHARES”; to limit, restrict or encumber rights inherent in the “SHARES” or to acquire significant portions of the capital of “CEMEX”.

k. That “THE TRUSTEE” proceeds in accordance with the instructions it receives from the Technical Committee that is created below, to exchange the “CPO” Certificates that are in circulation for new Certificates when the Trust Assets are modified as a result of capitalizations, re-investment of distributed profits, subdivisions or restructuring of “SHARES,” reductions in the capital of “CEMEX,” amortizations of “SHARES,” or mergers or spin-offs in which the Company takes part. In addition, if the terms and conditions under which the “CPOs” are issued.[sic]

1. That “THE TRUSTEE,” subject to the prior contribution of the funds required by “CEMEX”, temporarily acquires the “CPOs” that have been issued, in accordance with the terms and conditions set out in writing by the Technical Committee, and subject to Article 56 (fifty-six) of the Securities Market Act, published in the Federal Official Gazette on December 30, 2005 and the applicable related general rules issued by the National Banking and Securities Commission.

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m. That the Trustee, in accordance with the instructions of the Technical Committee, proceeds to carry out the exchange to which the First Clause of this agreement refers; as well as proceeds to carry out the registration of the “CPOs” with the National Securities Registry and the competent authorities and organs of other countries with recognized markets in order to record and quote the “CPOs” on the Mexican Stock Exchange and of countries having recognized Markets.

SIXTH: POWERS OF THE TRUSTEE. – “THE TRUSTEE” will have all the powers that are necessary to carry out the purposes of this trust as contemplated in the previous Clause, including by way of illustration and not limitation, the power and duties to which Article 391 (three hundred and ninety-one) of the General Negotiable Instruments and Credit Operations Act refers. Specifically, “THE TRUSTEE” will have the power to grant powers of attorney to those indicated by the Technical Committee established under the Twelfth Clause (designated as the “Technical Committee” in this Agreement for purposes of identification) so that such Legal Representatives may exercise the corporate rights inherent in the “SHARES” held in trust in the “CEMEX” Shareholder Meetings, observing in all cases the provisions of Paragraph (f) of the Fifth Clause.

SEVENTH: THE “CPOS” – The “CPOs” issued by “THE TRUSTEE” in compliance with the purposes of this trust, will be represented by a SINGLE CERTIFICATE for all the “CPOs” of each issue, which will remain deposited, at all times, with S.D. Indeval, S.A. de C.V. or in a securities deposit institution under applicable legislation. The “BENEFICIARIES” will prove ownership of the “CPOs” with the certificates issued by S.D. Indeval, S.A. de C.V. pursuant to Article 290 (two hundred and ninety) of the Securities Market Act, published in the Federal Official Gazette on December 30, 2005. Deliveries and transfers of “CPOs” that will take place through S.D. Indeval, S.A. de C.V. following the procedure established in Article 283 (two hundred and eighty-three) of the Securities Market Act, published in the Federal Official Gazette on December 30, 2005. The respective certificates shall comply with the requirements established in Article 228 n (two hundred and twenty-eight, letter n) of the General Negotiable Instruments and Credit Operations Act.

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

With respect to the “SHARES” to which paragraph (b) of the Third Clause refers, the “BENEFICIARIES” will have the right to the dividends paid on the same, provided that they had contributed to “THE TRUSTEE” funds so that the latter could subscribe for the increases in capital of “CEMEX,” as set out in the following clause.

The amount of the issue and the par value of the “CPOs” will be established exclusively for purposes of Articles 228 l (two hundred and twenty-eight, letter l) and 228 n (two hundred and twenty-eight, letter n) of the General Negotiable Instruments and Credit Operations Act, without the issuer being obligated to pay to holders the par value of the Certificates under Article 228 k (two hundred and twenty-eight, letter k) of the same Act. The par value of each Ordinary Participation Certificate will be based on the result of dividing the amount of the issue by the number of Certificates issued and put in circulation.

EIGHTH: SUBSCRIPTION FOR NEW SHARES. – If there is an increase in the Capital of “CEMEX” by contributions in cash, “THE TRUSTEE” will notify the “BENEFICIARIES” fifteen calendar days in advance of the final date the shareholders have to subscribe to such increase, so that the “BENEFICIARIES” may make their contributions in cash to the “TRUST”, in order for “THE TRUSTEE” to subscribe proportionally and pay for the corresponding “SHARES”, only if such subscription can be validly made under the applicable legislation in the Country of residence of the corresponding “BENEFICIARY”.

If the “BENEFICIARIES” provide “THE TRUSTEE” with the funds necessary for “THE TRUSTEE” to carry out the subscription and payment for the corresponding “SHARES”, such “SHARES”, which are subject to the purposes contemplated in this “TRUST” and in the portion corresponding to each “BENEFICIARY”, will be increased by the proportional share of their trust assets. “THE TRUSTEE”, as instructed by the Technical Committee, will exchange the “CPOs” as required, issuing new certificates, or as the case may be, will issue the amount of the corresponding “CPOs”, which will be delivered to the respective “BENEFICIARIES”, in proportion to their contributions.

NINTH: AMORTIZATIONS, REDUCTION AND RESTRUCTURING OF CAPITAL, MERGERS OR SPIN-OFFS. – 1) If “CEMEX” amortizes “SHARES” with distributable

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profits, reduces its capital, or if it agrees to a subdivision or merger of the “SHARES”, “THE TRUSTEE” shall continue in accordance with the respective agreements executed by the Shareholder Meeting and shall make the notices, redemptions and procedures, which corresponds to each “CPO” as required; and 2) in the case of mergers and spin-offs that are duly approved, “THE TRUSTEE” shall perform the required procedures for the substitution and receipt of the Shares which shall be subscribed by “THE TRUSTEE” and shall form part of the assets of the “TRUST”, with the following change to the proportional part of the Trust Assets corresponding to each “CPO”.

TENTH: PLACEMENT OF “CPOs”. – “CEMEX” shall perform, if applicable, with the supervision of Stock Exchange or other authorized institutions, the placement of the “CPOs” that “THE TRUSTEE” issues with respect to the “SHARES” held in trust, between national and foreign investors, pursuant to paragraph (d) of the above Fifth Clause, “THE TRUSTEE” shall transfer, by means of “Indeval”, the “CPOs” issued in respect to the “SHARES” held in trust to the persons who had acquired them in the placement as stated by “CEMEX” in writing and which shall receive through said transfer the funds which arise from the placement, with which the payment shall be made of the subscription price of the “SHARES” it has subscribed. In the case that not all “CPOs” issued were placed with respect to the “SHARES” held in trust, “THE TRUSTEE” shall cancel the “CPOs” that were not placed and return to “CEMEX” the securities which cover the “SHARES” subscribed and not paid-in, the subscription being void, or if applicable, the SOLE SECURITY shall be redeemed by means of “Indeval”.

For the purposes of executing the redemption referred to in the First Clause, it shall proceed with the supervision of the stock exchanges or authorized institutions, executing the transfer under the aforementioned terms.

ELEVENTH: VALIDITY. The validity of this Agreement shall be thirty (30) years from September sixth (6) of nineteen hundred ninety-nine (1999), the date of its signing. This Trust and its contents shall remain in force pursuant to the below paragraph. The Trust Estate shall remain in effect for the agreed upon purposes; both Trusts are irrevocable.

On the same date as the termination of the “TRUST”, and with the participation of the Common Representative of Holders of “CPOs”, with

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

a trust company expressly authorized under the laws in force and subject to the terms and conditions which determined by the Technical Committee, an Irrevocable Trust shall be formed, in which “THE TRUSTEE” shall deliver the “SHARES” forming part of the “TRUST” assets, with the understanding that the newly formed Trust shall include the purposes, term, rights and obligations that are provided in this “TRUST” on this date. Thus, the trustee of the new trust shall proceed based on the instructions of its technical committee to substitute the “CPOs” in circulation with the “CPOs” issued by the institution acting as Trustee in the newly formed Trust.

The “TRUST” may be terminated for any of the reasons provided in Article 392 (three hundred ninety-two) of the General Law of Securities and Credit Transactions and which is compatible with what is agreed upon in the “TRUST”, in which case “THE TRUSTEE”, with the participation of the Common Representative of the Holders of the “CPOs” and in accordance with the provisions of the Fifth Clause, paragraph (j), shall act as follows:

a. Carry out the acts required to remove the “CPOs” from the market that are owned by natural persons of Mexico or by Mexican companies which include in their bylaws the “Foreigner Exclusion Clause” both directly or indirectly (through other companies or associations) for the purpose of delivering to said persons the proportional part of the “TRUST” assets in respect to its ownership, except in the case of any of the provisions pursuant to Articles 7 (seven) and 10 (ten) the Bylaws of “CEMEX”, referred to in the Fifth Clause, paragraph j-3 (with respect to the restriction on the transfer of Shares or the purchase of significant portions of Capital), in which case they shall proceed as provided herein. The redemption of the “CPOs” and the delivery of the “SHARES” which form part of the “TRUST” assets shall be performed by means of S.D. Indeval de C.V.

b. Carry out the acts required to remove from the market those “CPOs” which are property of foreigners or Mexican companies which do not have the Foreigner Exclusion Clause directly or indirectly (through other Companies or Associations), acting as follows:

b.1 In the case of Series “A” Shares (or of restricted circulation whereby the ownership is limited to Mexicans) which forms part of the “TRUST” assets, place under trust the proportional part in respect to those these “CPOs” issued in the “MASTER TRUST”, with

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the understanding that for each of the “CPOs”, Nacional Financiera, S.N.C. shall deliver to “THE TRUSTEE” the Ordinary Participation Certificates issued based on the “MASTER TRUST” and which legally corresponds in respect to its ownership;

b.2 In the case of Series “B” Shares (or of free circulation) which form part of the “TRUST” assets, deliver to said “TRUSTEES” the proportional part of the “TRUST” assets with respect to its ownership, except as provided in paragraph (a) of this clause; and

b.3 Or, in its absence and at the request of “THE TRUSTEE” referred to in this paragraph, proceed to redeem the necessary Series “A” Shares (or of restricted circulation whereby the ownership is limited to Mexicans) held in trust, to deliver the proportional part of the product of the sale as it relates to its ownership.

b.4 The redemption of the “CPOs”, the delivery of the Ordinary Participation Certificates issued based on the “MASTER TRUST”, the delivery of the Series “B” shares (of free circulation) which form part of the “TRUST” estate and, if applicable, the delivery of the product of the sale of the Series “A” Shares (or of restricted circulation whereby the ownership is limited to Mexicans) held in trust which legally corresponds, shall be made by means of S.D. Indeval, S.A. de C.V. or “THE TRUSTEE” where legally appropriate.

In any of these cases “THE TRUSTEE” shall duly proceed with the cancellation of the “CPOs” once the legal procedures have been performed.

With respect to the provisions of the above paragraph b.1, “THE TRUSTEE” is required to perform the steps necessary for Nacional Financiera, S.N.C., in its capacity as Trustee of the “MASTER TRUST” issues Non-Repayable Ordinary Participation Certificates based on the “MASTER TRUST”, so that such Certificates may be delivered to “THE TRUSTEE” referred to in the aforementioned paragraph b.1.

The termination of the Agreement is subject, in any case, to the provisions set forth in Article 228t (two hundred twenty-eight, letter t) of the General Law of Securities and Credit Transaction and which states: “ARTICLE 228-T. The trust based on issuance shall not be terminated while there are unpaid balances for payment of credits that are the responsibility of the trust estate, from certificates or from shares in the returns or yields.”

TWELFTH: TECHNICAL COMMITTEE. With a basis on the provisions of the last paragraph of Article 80 of the Credit Institutions Act, a Technical Committee of this Trust is formed herein which shall be formed by a minimum of three regular members who may

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

designate Alternates who may take the place of any of the regular members. The Chairman of the Committee, who shall have a vote in the case of a tie, shall be Rogelio Zambrano Lozano, Engineer, who shall appoint, replace or remove any of the other members, whether they are Titular members or Substitutes. The role of member of the Technical Committee is honorific without any right to compensation.

Rogelio Zambrano Lozano, Engineer, in his capacity as Chairman of the Technical Committee, shall report to “THE TRUSTEE” the appointments, removals or substitutions that, if appropriate, are made by the Committee Members, and shall take effect starting from the time of receipt of the communication by “THE TRUSTEE”.

The Technical Committee shall meet with the frequency required to fulfill its functions, and at any time at the request of “THE TRUSTEE”. The meetings of the Technical Committee shall be considered validly held when at least three of the members are in attendance.

The resolutions of the Technical Committee shall be made by favorable vote of the majority of the members present at the respective session in the understanding that the Chairman shall always be present in addition to a minimum of two of the other members, whether they are Titular members or Substitutes. Minutes shall be taken at each meeting which shall include any agreements adopted and shall be signed by the attendees.

Any of the members of the Technical Committee shall be authorized to submit to “THE TRUSTEE” a copy of the meeting minutes of the Technical Committee and once received by “THE TRUSTEE” shall act in accordance with the same, being free of any responsibility, as provided in Article 80 in the General Law of Credit Institutions.

In the case of resignation, death, incapacity, absence or any other similar reason which is the source of the final decision of the President of the Technical Committee, pursuant to Article 143 of the General Law on Corporations, the role of Board Member of “CEMEX” shall be assumed by following the order of appointment of the Board of Directors

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approved by the Ordinary Shareholder Meeting of “CEMEX” immediately prior to the act or event, it being necessary that “CEMEX” communicate the substitution made in writing to “THE TRUSTEE” in order to record the name and signature of the new Chairman of the Technical Committee.

THIRTEENTH: AUTHORITIES OF TECHNICAL COMMITTEE. The Technical Committee shall have the following authority:

Instruct “THE TRUSTEE” for the foregoing to issue the “CPOs” (or if applicable the replacement and redemption of the securities which they represent) object of this trust in fulfillment of the agreed upon purposes.

Assist “THE TRUSTEE” so that it may exercise the corporate rights of the “SHARES” which form part of the “TRUST” assets pursuant to the terms of the Fifth Clause.

Resolve and instruct “THE TRUSTEE” with respect to the Public Offers and repurchase of “CPOs” which is performed, if necessary; in the cases referred to in the provisions and clauses of this trust.

Designates the institution which shall act as Trustee in the case referred to in the Eleventh Clause, Second Paragraph.

The other authorities required for “THE TRUSTEE” to fulfill the purposes of the “TRUST”, including that of instructing “THE TRUSTEE” with respect to its actions in those cases or situations which were not anticipated, or were not expressly stated, regulations to which “THE TRUSTEE” must subject its action, and in those cases in which “THE TRUSTEE” requests it or there are questions with respect to the fulfillment of the terms of this this trust or when the instructions are not duly received from the “BENEFICIARIES”.

FOURTEENTH: RESPONSIBILITY OF THE TRUSTEE. It is hereby expressly agreed that “THE TRUSTEE” shall respond to the obligations upon which it agrees in the execution of the Trust, solely to the maximum extent of the estate. “THE TRUSTEE” shall insert this stipulation in the documents and contracts which are subscribed in fulfillment of the Trust. “THE TRUSTEE” shall be free of any responsibility arising from the acts which it performs in the fulfillment of the instructions which the Technical Committee receives and the foregoing shall not be bound to fulfill said instructions if they are contrary to the legal nature or the purposes of the Trust. In addition, it is agreed that “THE TRUSTEE” shall not incur any responsibility when, not having duly provided the funds required for such purposes, the subscription of the “SHARES” issued by “CEMEX” is not performed by virtue of a capital increase, in accordance with the provisions of the Eighth Clause of this Agreement.

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

Furthermore, “THE TRUSTEE” does not assume any responsibility with respect to the placing of the “CPOs” to be made by “CEMEX” pursuant to Clause Five above nor with respect to the payment of the subscription price and release of the “SHARES” in accordance with the Eleventh Clause above. In this case, “CEMEX” is required to leave the unpaid “SHARES” in accordance with the provisions of the Eleventh Clause above, said “SHARES” being cancelled pursuant to the provisions of Article 53 of the Securities Market Act.

In addition, “THE TRUSTEE” does not assume any responsibility for investing the amounts which it receives pursuant to the Fifth, Eighth, Ninth and Tenth Clauses, which shall not provide any yield to the Holders of the “CPOs” for the period which includes the date on which said amounts are received by “THE TRUSTEE” and the date on which the terms of the corresponding Clause are in force.

When emergency measures are required to fulfill the purposes of the Trust, the omission of which may substantially harm the trust assets, if it is not possible to convene the Technical Committee, in exceptional cases “THE TRUSTEE” may act at its discretion, always acting in accordance with sound bank practices.

The Trustor does not reserve any right with respect to the Trust assets and the primary Beneficiaries as it relates to the Trust assets shall only have the rights which result directly from the terms of this Agreement, with no rights existing or arising in favor of any person other than the Beneficiaries, pursuant to Article 386 (three hundred eighty-six) and Article 390 (three hundred ninety) of the General Law of Securities and Credit Transactions.

“THE TRUSTEE” shall respond civilly to the damages and harm which it causes for the breach of obligations under its responsibility assumed in this agreement.

FIFTEENTH: PROHIBITIONS. Section XIX, paragraph (b) of Article 106 of the Credit Institutions Act states:

“Article 106. The credit institutions shall be prohibited: (… … …) XIX. – In the performance of the transactions referred to in Section XV of Article 46 of this Law; (… … …).

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b) – To answer to the trustors, principals or agents for the breach of the debtors, due to the credits granted or from the issuers of securities, for the securities that are acquired, unless they are at fault, in accordance with the final part of Article 391 of the General Law of Securities and Credit Transactions, or to ensure the perception of returns on the funds whose investment is entrusted to them.

If at the end of the trust, mandate or commission formed to grant credits, the foregoing has not been settled by the debtors, the institution shall transfer them to the trustor or trustee, as applicable, or to the principal or agent, refraining from covering the amount.

In the trust, mandate or commissions agreements, the provisions of this paragraph and a notarized statement of the trustee shall be inserted to make its contents unequivocally known to the persons who have received property or rights for their assignment in trust.

(… … …)

Any agreement to the contrary of the provisions in the above paragraph shall be void.”

The final section of Article 391 (three hundred ninety-one) of the General Law of Securities and Credit Transactions binds the trustee to fulfill its duty in accordance with the provisions in the agreement, acting with great care, being responsible for the losses or pecuniary damages that the property or rights incur due to its fault.

In addition, in accordance with the provisions of CIRCULAR 1/2005 of the Banco de México, relative to rules which the multiple banking institutions, stock exchanges and limited purpose financial institutions are subject in operation of the trust (hereinafter the “Circular”), “THE TRUSTEE” is prohibited:

a) To assign to the trust assets prices other than those agreed upon when agreeing to the related transaction;

b) To guarantee the payment of yields or prices of the funds whose investment is entrusted to them;

c) To execute transactions under terms and conditions contrary to internal policies and sound financial practices;

d) To execute transactions with securities, credit titles or any other financial instrument which does comply with the specification which they have agreed upon in the corresponding trust agreement; and

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

e) To cover, with charge to the trust assets, the payment of any penalty imposed on the Banco Nacional de México, S.A., member of Grupo Financiero Banamex, for transactions on its own behalf, by any authority, and any other penalty imposed under the terms of number 8.1 of the Circular.

SIXTEENTH: TRUSTEE FEES AND COSTS. “THE TRUSTEE” shall cover in payment of fees for the performance of it responsibility under this Agreement, the amounts agreed upon in a separate instrument between “THE TRUSTEE” and “CEMEX”.

The fees of “THE TRUSTEE”, of the Common Representative of the Holders of the “CPOs” as well as other expenses which are necessary to distribute due to or in compliance with this Agreement, the issuance of “CPOs” or the registration fees of the “CPOs” in the Securities Sections and in the Special Section of the National Register of Securities and Intermediaries, and any other fees which, if necessary, covers “Indeval” in its capacity as holder of “SHARES” held in trust, shall be the responsibility of “CEMEX”.

In addition, all expenses in which “THE TRUSTEE” incurs (including documented reasonable legal costs and fees) in the defense of the Trust estates shall be at the expense of “CEMEX” as well as the fees and costs agreed upon by “CEMEX” and “THE TRUSTEE” for the execution of the transactions which the Technical Committee instructs to the “TRUSTEE” in fulfillment of the purposes set forth herein.

SEVENTEENTH: CONTROL. – “Indeval” shall operate at the expense of “THE TRUSTEE” the account debits and credits to the account that are necessary for the proper recording and control of all transactions attributable to this Trust, and shall issue the account statements reflecting the trust assets as well as the Participation Certificates as established under the terms herein.

EIGHTEENTH: REGISTRY. “THE TRUSTEE” shall apply to the National Registry of Foreign Investment for the entry of this Agreement in the Third Section of said Registry within 60 business days from the signing of this Trust.

NINETEENTH. AMENDMENTS. This Agreement may not be amended in any of the Clauses without prior authorization of the Technical Committee, the consent of the General Meeting of Holders and with approval of the National Banking and Securities Commission, in

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the understanding that, to amend the Clause with respect to the formation and operation of the Technical Committee, it shall be necessary for at least 75% of the “CPOs” in circulation to be represented in the Meeting and that the decisions be approved by half plus one, at least, of the votes calculated in the Meeting is convened and held for such purposes.

TWENTIETH: NOTICES AND DOMICILES. Any communications that the parties must provide under the terms of this Agreement shall be made in writing and submitted to the other party via certified mail with acknowledgment of receipt, telex, telecopy or by any other means which ensures its receipt, to the following elected domiciles:

CEMEX

Ave. Constitución No. 444 Pte.

6400 Monterrey, N.L. [Nuevo León]

Attn: Lorenzo H. Zambrano, Engineer

THE TRUSTEE

Banco Nacional de México, S.A.

Fiduciary Division

Calzada Del Valle No. 350 Ote.

66220 San Pedro Garza García, N.L.

Attn: María de los Ángeles Montemayor Garza

TWENTY-FIRST: INTERPRETATION AND JURISDICTION. This Agreement is subject, in its interpretation and fulfillment, to the laws of the United Mexican States for the resolution of any dispute which arises from the same, the parties being subject to the jurisdiction of the competent courts in Mexico City, Federal District, hereby waiving any other jurisdiction that may correspond to them as a result of their present or future domicile or the location of their property.

I, THE NOTARY PUBLIC, HEREBY ATTEST:

I. I have had before me the aforementioned original documents as well as those provided in its appendix.

II. I hereby certify the identity of the parties appearing with the documents referred below, the same which are provided in the original and in the collated copy that I attach to the appendix of this instrument, without being reproduced in the testimonies filed herein, marked with the letter “H”, who in my judgment have sufficient capacity.

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ERICK S. PULLIAM ABURTO, ATTY. Notary Public No. 196 of the Federal District
[seal:] [illegible]	[seal:] [emblem] Association of Notary Publics of the District BS00149146

III. I informed the appearing parties of the right to personally read the document.

IV. The appearing parties state that their representatives are legally authorized and that the power of attorney is current, which I hereby certify and which the undersigned Notary Public attaches to the appendix of this deed marked with the letters “I” and “J” and are provided below:

ELVA NELLY WING TREVIÑO and EDUARDO CHÁVEZ HUITRÓN with a certified copy of instrument sixty-four thousand four hundred seventy-three on August thirty-first of two thousand eleven, granted by Notary Public Roberto Núñez y Bandera, Notary Public No. One of the Federal District.

Mr. RENÉ DELGADILLO GALVAN with the certified copy of instrument twenty-eight thousand six hundred seventy-one, dated October eighth of two thousand seven, executed before Notary Public Juan Manual García, Notary Public No. One Hundred Twenty-Nine in the First District of the Municipality of San Pedro Garza García, Nuevo León.

And Mr. EDUARDO FLORES HERRERA, with a copy of his appointment.

V. The appearing parties, after having been warned by the undersigned of penalties to those who make false statements under oath, under penalty of perjury on their GENERAL DATA state:

EDUARDO CHAVEZ HUITRON, Mexican by birth, born of Mexican parents, native of this city, where he was born on February fifteenth of nineteen hundred sixty-eight, married, bank officer, with domicile in Bosque de Duraznos, number seventy-five, Penthouse, district of Bosques de las Lomas, borough of Miguel Hidalgo, and identified with passport number six thousand three hundred seventy million twenty-six thousand four hundred forty-seven, issued on the August thirtieth of two thousand six by the Ministry of Foreign Affairs.

ELVA NELLY WING TREVIÑO, Mexican by birth, born of Mexican parents, born on the December fifth of nineteen hundred sixty-six, single, professional, domiciled at Calzada del Valle, number three hundred fifty East, First Floor, in the district of Colonia del Valle, in San Pedro Garza García, Nuevo León, and temporarily in this city for the signing of this instrument and identified with the passport number “G” two million one hundred sixty-four thousand seven hundred sixteen, issued on December sixteenth of two thousand eight by the Ministry of Foreign Affairs.

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RENÉ DELGADILLO GALVAN, Mexican by birth, born of Mexican parents, native of Monterrey, Nuevo León, where he was born on July first of nineteen hundred seventy, married, professional, with domicile at Avenida Presidente Masaryk, number one hundred one, eighteenth floor, District of Polanco, in this City, and identified with voter registration card number thirty-four million one hundred eighteen thousand eight hundred eleven, registered in the year nineteen ninety-one, issued by the Federal Electoral Institute.

EDUARDO FLORES HERRERA, Mexican by birth, born of Mexican parents, native of Zapopan, Jalisco, where he was born on August twenty-fifth of nineteen hundred eighty, married, civil servant, domiciled at Insurgentes Sur, nineteen hundred seventy-one, North Tower, seventh floor, zip code one thousand twenty, District of Guadalupe Inn, in this city and identified with voter registration card number “4931087126784”, issued by the Federal Electoral Institute.

This deed has been read to the appearing parties, by they themselves and by the undersigned Notary Public, I explained to them its value and the legal consequence of its content, and they state that they each fully understand and grant it, stating their agreement and signing it on November twenty-sixth of two thousand fourteen, I DEFINITIVELY AUTHORIZE. I hereby attest.

ELVA NELLY WING TREVIÑO. – SIGNED. – EDUARDO CHÁVEZ HUITRÓN. – SIGNED. – RENÉ DELGADILLO GALVÁN. – SIGNED. – EDUARDO FLORES HERRERA. – SIGNED. – E. PULLIAM. – SIGNED. – NOTARY PUBLIC’S CERTIFYING SEAL.

TRANSCRIBED OR ATTACHED BELOW IN COPIES OR ORIGINAL, IF APPLICABLE, THE DOCUMENTS OF THE APPENDIX OF THIS INSTRUMENT, EXCEPT THOSE DOCUMENTS WHICH HAVE BEEN TRANSCRIBED OR COPIED IN THE BODY OF THE SAME OR THOSE WHICH PURSUANT TO THIS LAW IT IS NOT NECESSARY TO INCLUDE.

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